PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is made and entered into as of May ____, 2023 ("Effective Date"), by and between **PONTUS NET LEASE ADVISORS, LLC**, a Delaware limited liability company, or its assignee ("Purchaser"), and **ETHEMA HEALTH CORPORATION**, a Colorado corporation ("Seller"). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Schedule A attached hereto and incorporated herein by this reference.

RECITALS

A. Seller is the "Buyer" under that certain Commercial Contract dated as of September 30, 2022, as amended pursuant to that certain Addendum to Commercial Contract dated September 30, 2022, that certain Addendum No. 2 to Commercial Contract dated September 20, 2022, that certain Third Addendum to Commercial Contract dated February 2, 2023, and that certain Fourth Amendment to Commercial Contract dated May 17, 2023 (collectively, the "PSA"), for the purchase of that certain parcel of real property described on the Exhibit A attached hereto (the "Real Property").

B. Contemporaneously with Seller's acquisition of the Property (as defined below), Seller agrees to sell, transfer and convey the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property, on the following terms and conditions:

ARTICLE I
PURCHASE OF PROPERTY

Section 1.01 Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell in accordance with the terms, conditions and stipulations set forth in this Agreement (the "Transaction"), all of Seller's right, title and interest in and to (a) the Seller's interest in the Real Property; (b) all improvements located on or about the Property and any personal property located thereon; (c) all licenses, contracts and permits associated with the ownership and operation of the Property, if any, to the extent transferable and assignable pursuant to applicable law, but only to the extent relating solely to the Property; and (d) all rights and appurtenances pertaining to the land, including any and all mineral and water rights, and all right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (collectively, the "Property").

Section 1.02 Purchase Price. The purchase price to be paid by Purchaser to Seller for the purchase of the Property is Eight Million Five Hundred Thousand and no/100 Dollars ($8,500,000.00) (the "Purchase Price"). The Purchase Price shall be payable at Closing, plus or minus other adjustments required under this Agreement, by wire transfer of immediately available funds. Simultaneously with the execution of this Agreement, Purchaser shall deliver to Title Company the

sum of One Hundred and No/100 Dollars ($100) as "contract consideration" which Seller acknowledges is adequate consideration for Seller entering into this Agreement with Purchaser

Section 1.03 Lease of Property/Guaranty of Lease. Prior to the termination of the Inspection Period, (i) Tenant and Purchaser shall engage in good faith negotiations to draft and agree upon a triple-net lease agreement in form and substance reasonably satisfactory to Tenant and Purchaser using Purchaser's standard form of lease agreement (the "Lease Agreement") and (ii) Guarantor and Purchaser shall engage in good faith negotiations to draft and agree upon a full guaranty of Tenant's obligations under the Lease Agreement in form and substance reasonably satisfactory to Guarantor and Purchaser using Purchaser's standard form of guaranty (the "Guaranty"). The Lease Agreement shall contain the essential terms and conditions provided in the Letter of Intent. On the Closing Date, Tenant and Purchaser shall execute and deliver the Lease Agreement, pursuant to which Purchaser shall lease the Property to Tenant, at the rent and pursuant to the terms and conditions contained therein. Also on the Closing Date, Guarantor shall execute and deliver to Purchaser the Guaranty.

Section 1.04 Prorations. In view of the subsequent lease of the Property to Tenant pursuant to the Lease Agreement and Tenant's obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments, utilities and other charges relating to the Property which are due and payable on or prior to the Closing Date shall be paid by Seller, in the ordinary course of its business, at or prior to Closing, and all other taxes and assessments, utilities and any such other charges shall be paid by Tenant in accordance with the terms of the Lease Agreement.

Section 1.05 Transaction Costs. Seller shall be responsible for the payment of the Due Diligence Expenses incurred by Purchaser (or by Seller directly on behalf of Purchaser) in connection with the Transaction. "Due Diligence Expenses" means, upon request by Purchaser, any and all documented costs and expenses of any new and/or updated Phase I environmental report, and, if recommended by such Phase I environmental report, any new Phase II environmental report, and zoning reports (collectively, "Reports") incurred by Purchaser (or by Seller directly on behalf of Purchaser), including, without limitation, the costs of any new or updated Survey (as defined below), the Title Commitment (as defined below), and the Title Policy (as defined below) and such reasonable and customary endorsements as may be requested by Purchaser, transfer taxes, documentary stamp taxes, recording fees, and fifty percent (50%) of any closing and escrow fees charged by First American Title Insurance Company, as title and escrow agent (the "Title Company"). Each party shall be responsible for the payment of the fees and expenses of its respective legal counsel, accountants and other professional advisers.

ARTICLE II
DUE DILIGENCE

Section 2.01 Title Insurance.

(a) ***Survey, Title Commitment and Title Policy.*** Purchaser shall (i) cause the Title Company to deliver to Purchaser a title insurance commitment (the "Title Commitment") with respect to the Property issued by the Title Company, as well as copies of all documents referred to as exceptions to title in the Title Commitment, and (ii) deliver to Purchaser an existing survey of the

Property and Seller shall cause a licensed surveyor or civil engineer to update such survey or provide a new survey, in sufficient detail to provide ALTA owner's coverage to Purchaser in connection with the Title Policy (the "Survey"). Seller shall cause the Title Company to issue to Purchaser at Closing an ALTA Owner's Title Insurance Policy, together with any endorsements that Purchaser may reasonably require (collectively, the "Title Policy"). The Title Commitment, the Title Policy (including all endorsements), updates to the existing survey or a new survey and fifty percent (50%) of the escrow fees shall be paid by Seller to the extent not otherwise reimbursed by Seller to Purchaser as Due Diligence Expenses.

(b) ***Title Company.*** The Title Company is hereby engaged by the parties to act as Title Company in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company's receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

(c) ***Title Company Actions.*** The parties acknowledge and agree that the Title Company shall not cause the transactions under the PSA to close unless and until it has received written instructions from both Seller and Purchaser.

(d) ***Title Objections***.

(i) Prior to the expiration of the Inspection Period, Purchaser shall notify Seller in writing of Purchaser's objection to any exceptions or other title matters shown on the Title Commitment or survey matters shown on the Survey of any parcel of the Property (each, a "Title Objection"). Seller shall notify Purchaser in writing (the "Title Response"), within five (5) Business Days of Seller's receipt of the Title Objections, whether it will cause the removal or resolution of such Title Objection prior to the Closing Date, in which event such removal or resolution will become a condition to Closing. Failure to respond to any such Title Objection shall be deemed an election by Seller not to cure such Title Objection. If Seller elects (or is deemed to elect) not to remove or resolve any Title Objection, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller within five (5) Business Days after Purchaser's receipt of the Title Response (or Seller's deemed election upon expiration of such response period), to waive such Title Objection or to terminate this Agreement, neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

(ii) If any supplement to a Title Commitment or the survey discloses any additional title defects not shown on the original Title Commitment which were not created by or with the consent of Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an "Additional Title Objection") within five (5) Business Days following receipt of such supplement or revision, but in no event later than the Closing Date. If any Additional Title Objection is not removed or resolved by Seller to Purchaser's reasonable satisfaction prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event

neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

(iii) Purchaser's failure to timely deliver a Title Objection or an Additional Title Objection within the applicable time period shall be deemed Purchaser's acceptance of the matters disclosed by the Title Commitment and Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection as provided in this Section, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a "Permitted Encumbrance".

Section 2.02 Seller Documents. To the extent not heretofore delivered to Purchaser, but in no event later than two (2) Business Days following the Effective Date, Seller shall deliver or make available to Purchaser the following items in Seller's possession or reasonable control (collectively, the "Seller Documents"): (a) existing title reports or title policies and surveys related to the Property; (b) existing title commitments and any updated surveys related to the Property; (c) existing environmental reports related to the Property (including without limitation, Phase I and Phase II environmental investigation reports); (d) guaranties and warranties in effect with respect to the Property; (e) Consolidated year-to-date financial statements of Seller and Guarantor prepared in accordance with Seller's and Guarantor's respective ordinary accounting practices (collectively, the "Financial Statements"); (f) 2020 and 2021 historical profit and loss statements for the Property; (g) Operating and financial projections for the Tenant and Guarantor, including material terms of all indebtedness; (h) Historical and projected capital expenditure spend for the Property, including a summary and schedule of all equipment installed at the Property; (i) existing property condition and zoning reports related to the Property; (j) any material contracts and agreements relating to the Property; and (k) such other existing third party customary real estate diligence documents related to the ownership, lease and operation of the Property requested by Purchaser. Seller shall also provide to Purchaser any other information reasonably requested by Purchaser after the Effective Date.

Section 2.03 Inspections. Subject to the terms, provisions and limitations set forth in this Agreement, and provided that such inspections are conducted in a manner so as not to unreasonably interfere with the normal operations of the business, following not less than twenty-four (24) hours' advance written notice in each instance, (a) Purchaser may perform reasonable investigations, tests and inspections (collectively, the "Inspections") with respect to the Property that Purchaser deems reasonably appropriate; and (b) Seller shall, upon written request from Purchaser, (i) provide Purchaser with reasonable access to the Property and the Seller Documents, and (ii) except as otherwise limited in this Agreement, allow Purchaser to make such reasonable inspections, tests, copies, and verifications as Purchaser reasonably considers necessary. Without limiting the foregoing, "Inspections" shall include, among other things, confirmation of the final sources and uses of sale-leaseback proceeds in accordance with the terms of this Agreement.

Purchaser may order new and/or updated Reports. Each of the Reports shall be performed by vendors selected by Seller, provided they are commercially reasonable and appropriately licensed in their respective fields. The cost of each of the Reports shall be included in the Due Diligence Expenses. If the Transaction fails to close for any reason, Purchaser shall return any Seller-provided diligence or property materials (including the Seller Documents, the Reports and any existing, new or updated third party diligence) to Seller at Seller's written request. Seller shall be entitled to receive and use any and all Reports prepared by or at the expense of Seller, including using them with future prospective purchasers; provided, however, that Purchaser makes no representations or warranties of

any kind whatsoever to Seller as to the accuracy or completeness of the content of any documents or other information delivered to Seller pursuant to this Section 2.03.

Purchaser shall use best efforts to cause all Inspections performed at the Property pursuant to this Section 2.03 to be performed in a manner that does not unreasonably disturb or disrupt the business operations at the Property. In the event that, as a direct result of Purchaser's Inspections, any damage occurs to the Property, then Purchaser shall promptly repair such damage at Purchaser's sole cost and expense. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all actual losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys) that Seller suffers or incurs as a result of physical damage to the Property or bodily injury caused by any act or omission of Purchaser or its agents, employees or contractors in connection with the right of inspection granted under this Section 2.03.

Section 2.04 Purchaser's Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 2.01, if Purchaser determines, in its sole discretion, for any reason or no reason, that it elects not to purchase the Property, and Purchaser provides written notice thereof to Seller on or before the expiration of the Inspection Period, Purchaser shall have the option to terminate this Agreement on or prior to the expiration of the Inspection Period, in which event neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except as otherwise provided herein.

ARTICLE III
CLOSING

Section 3.01 Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the "Closing") shall occur upon the later of (i) fifteen (15) business days following the expiration of the Inspection Period or (ii) the outside closing date contemplated under the PSA (the "Closing Date"). The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties' respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.

Section 3.02 Possession. Possession of the Property, free and clear of all liens, encumbrances and parties in possession, except for the Permitted Encumbrances, shall be delivered to Purchaser on the Closing Date.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS; CLOSING CONDITIONS

Section 4.01 Seller. Seller represents and warrants to, and covenants with, Purchaser as follows:

(a) ***Organization and Authority.*** Seller is duly organized or formed, validly existing and in good standing under the laws of its state of organization, and qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. Seller has all requisite limited liability company power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction

Documents, and to carry out the Transaction. The Person who has executed this Agreement and the other documents contemplated by this Agreement on behalf of Seller has been duly authorized to do so.

(b) ***Lien Releases.*** Seller shall have caused all lenders with a lien on any parcel of the Property and any other party holding any other monetary lien (not caused by or arising out of any Purchaser action, and other than any Permitted Encumbrance) recorded against any portion of the Property to agree to release the same upon payment.

(c) ***Enforceability of Documents.*** Upon execution by the parties thereto, this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligations of Seller and Tenant, enforceable against Seller and Tenant in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(d) ***No Other Agreements and Options.*** Except as disclosed to Purchaser in writing or in the Title Commitment, none of Seller, Tenant, Guarantor or, to Seller's knowledge, the Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which would prevent Seller from completing or impair Seller's ability to complete the sale of the Property under this Agreement, the subsequent lease of each Property by Purchaser pursuant to the Lease Agreement, the execution of the Guaranty or which would bind Purchaser subsequent to consummation of the Transaction.

(e) ***No Violations.*** The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the certificate of formation or other charter documents of Seller and Tenant, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller or Tenant is a party or by which Seller, Tenant, any of the property of Seller or Tenant or, to Seller's knowledge, the Property is subject or bound, which in any way materially and adversely affects the Property, the ability of Seller, Tenant or Guarantor to perform under this Agreement, or any other Transaction Documents, (iii) except for the Lease Agreement, result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller, Tenant or the Property, or (iv) violate any applicable law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority which in any way materially and adversely affects the Property, the ability of Seller and Tenant to perform under this Agreement, the Lease Agreement or any other Transaction Documents.

(f) ***Compliance.*** Seller has not received any written notification that the Property is in violation of any Legal Requirements which in any way materially and adversely affects the Property, the ability of Seller and Tenant to perform under this Agreement, or any other Transaction Documents.

(g) ***Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.*** Seller and Tenant are not currently identified on the OFAC List, and are not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any

trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(h) ***Litigation.*** There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to Seller's knowledge, threatened against, Seller, Tenant or the Property before any Governmental Authority which in any way materially and adversely affects the ability of Seller and Tenant to perform under this Agreement or any other Transaction Documents to which it (or Guarantor) is a party; and to Seller's knowledge, there is no valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation.

(i) ***Condition of Property.*** To Seller's knowledge, the Property and all of the material equipment located thereon are of good workmanship and materials, fully equipped and operational, in reasonably good condition and repair.

(j) ***Utilities.*** To Seller's knowledge, the Property is served by sufficient public utilities to permit full utilization of the Property for its intended purposes, and all utility connection fees and use charges will have been paid in full.

(k) ***Condemnation.*** No condemnation or eminent domain proceedings affecting the Property has been commenced or, to Seller's knowledge, are contemplated except as disclosed to Purchaser in writing.

(l) ***Environmental.*** Except as provided in the Environmental Reports and Seller Documents, to Seller's knowledge:

(i) No Hazardous Materials, except in material compliance with Hazardous Materials Laws, exist on, under or about the Property or have been transported to or from the Property or used, generated, manufactured, stored or disposed of on, under or about the Property. The Property is not in material violation of any Hazardous Materials Laws on, under or about the Property, including, without limitation, air, soil and groundwater conditions.

(ii) Seller has not received any written notice or other written communication from any Person (including but not limited to a Governmental Authority) relating to a violation of Hazardous Materials on the Property, or that require remediation thereof, or that Seller has any liability pursuant to Hazardous Materials Law with respect to environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(m) ***Solvency.*** There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Seller or Tenant, or to Seller's knowledge, any of their shareholders or Affiliates.

(n) ***Use of Net Proceeds.*** All Net Proceeds from the Transaction shall be invested with Tenant and used for general working capital of Tenant, consistent with the sources and uses provided by Tenant and approved by Purchaser during the Inspection Period. Seller shall not, and shall not allow Tenant to, declare or pay any distributions with the Net Proceeds to its shareholders, members or partners, as applicable.

(o) ***Seller Documents.*** To Seller's knowledge, the Seller Documents are all of the material documents within Seller's possession or control that have a material effect on the use, occupancy or value of the Property.

All representations and warranties of Seller made in this Agreement shall be true in all material respects as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date in all material respects to the extent circumstances have not changed and such changes have been disclosed to Purchaser, and shall survive Closing for a period of twelve (12) months from the Closing Date.

Notwithstanding any provisions of this Agreement to the contrary, no claim for indemnification pursuant to this Section 4.01 shall be actionable or payable (i) if the breach or liability in question results from a condition or state of facts which Purchaser had actual knowledge, or (ii) to the extent such claims exceed, in the aggregate, $3,000,000.00 (the "Cap"); provided, however, that the Cap shall not apply for losses or damages arising from fraud, intentional misrepresentation or criminal activity of Seller.

AS A MATERIAL INDUCEMENT TO SELLER TO CONVEY THE PROPERTY, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, INCLUDING THE WARRANTY OF TITLE IN THE DEED, PURCHASER IS ACQUIRING THE PROPERTY ON AN "AS-IS, WHERE IS" AND "WITH ALL FAULTS" BASIS. IN ADDITION, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, INCLUDING THE WARRANTY OF TITLE IN THE DEED, SELLER HAS NOT MADE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS OR AGREEMENTS OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, REGARDING THE PROPERTY.

Section 4.02 Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a) ***Organization and Authority.*** Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b) ***Enforceability of Documents.*** Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) ***No Violations.*** The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the articles of incorporation or other charter documents of Purchaser, (ii) result in a violation of or a conflict

with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Purchaser is a party or by which Purchaser is subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Purchaser, or (iv) violate any applicable law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority.

(d) ***Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.*** Purchaser is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(e) ***Litigation.*** To Purchaser's knowledge, there are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way materially and adversely affects Purchaser's ability to perform under this Agreement or any other Transaction Documents to which it is a party.

(f) ***Satisfaction of Conditions Precedent.*** From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true in all material respects as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing for a period of twelve (12) months from the Closing Date.

Section 4.03 Conditions to Purchaser's Obligation to Purchase. Purchaser's obligation to close the Transaction and purchase the Property is expressly conditioned upon each of the following conditions being satisfied prior to or at the Closing:

(a) ***Accuracy of Representations.*** All of Seller's representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date to the extent circumstances have not changed and such changes have been disclosed to Purchaser, and Seller shall have complied in all material respects with all of Seller's covenants and agreements contained in or made pursuant to this Agreement to be complied with by Seller prior to Closing, except for failures to be so true and correct or to comply as would not in the aggregate be reasonably likely to have a material adverse effect on and as of the Closing Date, and Purchaser and Seller agree that all such items shall be deemed to have been complied with when Seller has deposited all items in escrow, including the Deed, with the Title Company as required hereunder.

(b) ***Change in Conditions***. If any of the conditions in this Section 4.03 change in a material respect after having been satisfied or waived by Purchaser before the Closing of this Transaction occurs, then such condition(s) shall be reinstated as if having never been satisfied or waived by Purchaser, subject to the terms and conditions of this Agreement.

(c) ***Title Policy.*** The Title Company must be irrevocably committed to issuing the Title Policy at Closing in an amount up to the Purchase Price in the form reasonably agreed upon by Purchaser, pursuant to Section 2.01(a) above.

(d) ***Tenant Financial Condition***. There shall have been no material adverse change in the Tenant's financials or operations (or that of Guarantor required under the Lease Agreement) which would reasonably be expected to materially impair Tenant's (or such guarantor's) ability to perform its material obligations under the Lease Agreement.

(e) ***No Litigation***. There is no order, stay, injunction or restraining order, or any pending or threatened litigation which, if decided against Seller, Tenant or any guarantor under the Lease Agreement, (i) would be likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Seller, Tenant or such guarantor, or (ii) would be likely to have a material adverse effect on (X) the ability of Seller or Tenant to consummate the Transaction, (Y) the ability of Tenant or Guarantor to perform its obligations under the Lease Agreement and Guaranty, respectively, or (Z) Purchaser's rights and remedies as lessor under the Lease Agreement or the Guaranty.

(f) ***Satisfaction of Conditions Precedent.*** Seller shall have used commercially reasonable efforts to satisfy in all material respects the conditions set forth in this Agreement to be satisfied by Seller on or prior to the Closing Date.

The foregoing conditions contained in this Section 4.03 are solely for the benefit of Purchaser. If any of the foregoing conditions are not satisfied or approved by Purchaser on or before the Closing Date, Purchaser may, in its sole election, as its sole remedy, either (i) waive the condition in question and proceed with the purchase of the Property pursuant to all of the other terms of this Agreement and close and acquire the Property without reduction of the Purchase Price as a result of such failed condition, or (ii) terminate this Agreement, at which time this Agreement will have no further force or effect, and the parties will have no further obligations to each other except as expressly provided herein.

Section 4.04 Conditions to Seller's Obligation to Sell. Seller's obligation to close the Transaction and sell the Property is expressly conditioned upon each of the following conditions being satisfied prior to or at the Closing:

(a) ***Performance by Purchaser.*** Timely performance of each obligation, covenant, and delivery required of Purchaser.

(b) ***Accuracy of Representations.*** All of Purchaser's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects at the Closing, and Purchaser shall have complied in all material respects with all of Purchaser's covenants and agreements contained in or made pursuant to this Agreement to be complied with by Purchaser prior to Closing, except for failures to be so true and correct or to comply as would not in the aggregate be reasonably likely to have a material adverse effect on and as of the Closing Date, and Purchaser shall have delivered all of the documents required to be delivered by Purchaser into escrow with the Title Company as required hereunder.

(c) ***Payment of Purchase Price.*** Purchaser's payment of the Purchase Price at the Closing in the manner provided in this Agreement.

(d) ***Satisfaction of Conditions Precedent.*** Purchaser shall have used commercially reasonable efforts to satisfy in all material respects the conditions set forth in this Agreement to be satisfied by Purchaser on or prior to the Closing Date.

The conditions set forth in this Section 4.04 are solely for the benefit of Seller and may be waived by Seller only, in writing, in Seller's sole discretion. If one or more of the conditions in this Section 4.04 are not satisfied as of the Closing, then Seller may elect to terminate this Agreement and the Seller Documents, the Survey, the Title Commitment and the Reports promptly shall be delivered to Seller and this Agreement will have no further force or effect, and the parties will have no further obligations to each other except as expressly provided herein.

ARTICLE V
CLOSING DELIVERIES

Section 5.01 Seller's Closing Deliveries.

(a) On or before Closing, Seller or Tenant or their affiliates, as appropriate, shall deliver to the Title Company the following items:

(i) The Deed, pursuant to which the Property is conveyed to Purchaser, in the form attached as Exhibit B hereto;

(ii) Such documents evidencing the authority of Seller, Tenant and Guarantor to execute the applicable Transaction Documents, legal status and good standing of Seller and Tenant that may be reasonably required by the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

(iii) Fully executed originals of (A) the Lease Agreement, together with fully executed originals of a memorandum thereof (the "Memorandum of Lease"), (B) the Guaranty, and (C) all of the other Transaction Documents;

(iv) Certificates evidencing the insurance coverage, limits and policies to be carried by Tenant under and pursuant to the terms of the Lease Agreement, on the forms and containing the information required under the Lease Agreement ("Lease Proof of Insurance");

(v) A duly executed affidavit from Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C ("Non-Foreign Seller Certificate");

(vi) Closing settlement statement to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(vii) To the extent not previously provided, the most recent financial statements available for Seller and Tenant, in each case prepared in accordance with Seller's ordinary accounting practices;

(viii) All documents required to be delivered by Seller under this Agreement and the other Transaction Documents; and

(ix) Such further documents as reasonably may be required by Seller or the Title Company in order to fully and legally close this Transaction.

Section 5.02 Purchaser's Closing Deliveries.

(a) Purchaser shall have delivered to the Title Company:

(i) The Purchase Price;

(ii) Fully executed originals of all Transaction Documents, including without limitation, the Lease Agreement and the Memorandum of Lease;

(iii) Closing settlement statement to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement; and

(iv) Such further documents as may reasonably be required by Purchaser in order to fully and legally close this Transaction.

ARTICLE VI
DEFAULTS; REMEDIES

Section 6.01 Seller's Default. Each of the following shall be deemed an event of default by Seller (each, a "Seller Default"):

(a) If any representation or warranty of Seller set forth in this Agreement or any other Transaction Document is false in any material respect, and Seller does not cure such breach within three (3) Business Days of Seller's receipt of written notice of such failure; provided, however, if any such failure cannot reasonably be cured within such three (3) Business Day period and Seller is diligently pursuing a cure of such breach, then Seller shall have a reasonable period to cure such failure beyond such three (3) Business Day period, which period shall in no event exceed thirty (30) days after receiving notice of such failure from Purchaser;

(b) If Seller either (i) is in default under the PSA beyond any applicable notice and cure period, or (ii) fails to convey the Property to Purchaser on the Closing Date; or

(c) If Seller fails to keep or perform any of the terms or provisions of this Agreement in any material respect, and does not cure such failure within three (3) Business Days of Seller's receipt of written notice of such failure; provided, however, if any such failure cannot reasonably be cured within such three (3) Business Day period and Seller is diligently pursuing a cure of such failure, then Seller shall have a reasonable period to cure such failure beyond such three (3) Business Day period, which period shall in no event exceed thirty (30) days after receiving notice of such failure from Purchaser.

Section 6.02 Remedies. In the event of any Seller Default, Purchaser shall be entitled to exercise, at its option, one of the following sole and exclusive remedies:

(a) Purchaser may terminate this Agreement by giving written notice to Seller within the earlier of the Closing Date or ten (10) Business Days after Purchaser becomes aware of the Seller Default, in which event Seller pay to Purchaser an amount to satisfy of all of Purchaser's costs and expenses incurred in reliance on this Agreement (including, without limitation, its due diligence costs (to the extent not directly paid by Seller) and attorneys' fees and costs), and neither party shall have any further obligation or liability, except for the obligations set forth herein which are expressly stated to survive termination of this Agreement; or

(b) Purchaser may deliver to the seller under the PSA (the "PSA Seller") the fully executed Assignment and Assumption Agreement attached to this Agreement as Exhibit D (the "Assignment"), and Purchaser shall have all rights to purchase the Property directly from the PSA Seller. Seller shall execute and deliver to Purchaser the Assignment on the Effective Date contemporaneously with the execution of this Agreement, and immediately upon request from Purchaser, execute any other documents necessary to further memorialize Purchaser's rights under the Assignment; it being understood that if Purchaser exercises the remedy set forth in this Section 6.02(b) then upon the closing of the transactions contemplated under the PSA by Purchaser and the PSA Seller, Purchaser shall reimburse Seller the amount of $400,000 which represents the Deposit that Purchaser paid to the PSA Seller under the PSA (the "PSA Deposit"); it being further understood that if Seller is in default under the PSA beyond any applicable notice and cure period then Purchaser shall have no obligation to deliver the PSA Deposit to Seller and such obligation shall be null and void and of no further force and effect;

(c) Purchaser may waive the Seller Default and promptly proceed with the Closing, without any abatement or reduction in the Purchase Price; or

(d) Purchaser may specifically enforce the performance of this Agreement by filing an action for specific performance of Seller's express obligations hereunder, without abatement of, credit against, or reduction in the Purchase Price.

Section 6.03 Purchaser's Default. Each of the following shall be deemed an event of default by Purchaser (each, a "Purchaser Default"):

(a) If any representation or warranty of Purchaser set forth in this Agreement or any other Transaction Document is false in any material respect and Purchaser does not cure such breach within three (3) Business Days of Purchaser's receipt of written notice of such failure; provided, however, if any such failure cannot reasonably be cured within such three (3) Business Day period and Purchaser is diligently pursuing a cure of such breach, then Purchaser shall have a reasonable period to cure such failure beyond such three (3) Business Day period, which period shall in no event exceed thirty (30) days after receiving notice of such failure from Seller; or

(b) If Purchaser fails to keep or perform any of the terms or provisions of this Agreement in any material respect, and does not cure such failure within three (3) Business Days of Purchaser's receipt of written notice of such failure; provided, however, if any such failure cannot reasonably be cured within such three (3) Business Day period and Purchaser is diligently pursuing a cure of such failure, then Purchaser shall have a reasonable period to cure such failure beyond such three (3) Business Day period, which period shall in no event exceed thirty (30) days after receiving notice of such failure from Seller.

Section 6.04 Seller Remedies. In the event of any Purchaser Default, Seller, as its sole and exclusive remedy, may terminate this Agreement by giving written notice to Purchaser and Seller shall be entitled to receive all of the Due Diligence Expenses incurred by Seller or by Seller on behalf of Purchaser in connection with the Transaction in an amount not to exceed Twenty-Five Thousand Dollars ($25,000). Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be liable to Seller for any additional consequential, indirect, speculative or punitive damages under this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01 Transaction Characterization. The parties intend the Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease Agreement are those of a true lease.

Section 7.02 Risk of Loss.

(a) ***Condemnation.*** If, prior to Closing, action is threatened or initiated to take any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05) or (ii) proceed to close, in which event all of Seller's assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing, and there shall be no reduction in the Purchase Price.

(b) ***Casualty.*** Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If any portion of the Property suffer any material damage prior to the Closing from fire or other casualty, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (ii) consummate the Closing, in which event all of Seller's right, title and interest in and to the proceeds of any insurance covering such damage shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller's deductible at Closing.

Section 7.03 Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called "<u>Notices</u>") shall be in writing and given by (a) hand delivery, (b) express overnight delivery service by a reputable courier, or (c) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Seller:	Ethema Health Corporation Attn: Shawn Leon, President & CEO 950 Evernia Street West Palm Beach, FL 33401 Phone: (561)593-8365 Email: shawnleon@rogers.com
With a copy to:	Grogan Hesse & Uditsky, P.C. Attn: Jordan Uditsky, Esq. 2 Mid-America Plaza, Suite 110 Oakbrook Terrace, IL 60181 Phone: (630)833-5454 Email: juditsky@ghulaw.com
If to Purchaser:	PONTUS NET LEASE ADVISORS, LLC Attn: Scott Stokas 875 Prospect Street, Suite 303 La Jolla, CA 92037 Phone: (858) 345-4544 Email: sstokas@pontuscapital.com
With a copy to:	Foley & Lardner LLP 111 North Orange Avenue, Suite 1800 Orlando, Florida 32801 Attn: Pamela M. Brown, Esq. Telephone: (407)244-3271 Email: pbrown@foley.com

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser's interest which shall have duly notified Seller in writing of its name and address.

Section 7.04 Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time.

Section 7.05 Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys' fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties' respective obligations under this Section 7.05 shall survive Closing or termination of this Agreement.

Section 7.06 Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.07 Disclosures. Except as expressly set forth in Section 7.20 and this Section 7.07 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 7.08 Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.09 Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.10 Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.11 Limited Liability.

(a) ***Purchaser's Liability.*** Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Purchaser with respect to any of the terms, covenants and conditions of this Agreement, (b) Seller waives all claims, demands and causes of action against Purchaser's directors, officers, managers, members, employees and agents in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, and (c) Seller shall be limited to those remedies set forth in Section 6.04 in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, such exculpation of liability to be absolute and without any exception whatsoever.

(b) ***Seller's Liability.*** Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Seller and its Affiliates or subsidiaries or other entity which, directly or indirectly, controls, or is controlled by, or is also controlled by the same entity having a controlling interest in Seller with respect to any of the terms, covenants and conditions of this Agreement, (b) Purchaser waives all claims, demands and causes of action against the directors, officers, managers, members, employees and agents of Seller

and its Affiliates or subsidiaries or other entity which, directly or indirectly, controls, or is controlled by, or is also controlled by the same entity having a controlling interest in Seller in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller, and (c) Purchaser shall be limited to those remedies set forth in Section 6.02 in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.12 Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.13 Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.14 Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party, or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so reasonably requested in order to carry out the intent and purpose of this Agreement.

Section 7.15 Attorneys' Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys' fees and other costs, in addition to any other relief to which it may be entitled.

Section 7.16 Entire Agreement. This Agreement, all other Transaction Documents and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent, any and all agreements related to exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its Affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written

agreement executed by Purchaser and Seller. The provisions of this Section 7.16 shall survive the Closing.

Section 7.17 Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Florida, Palm Beach County. Each of Seller and Purchaser consent that it may be served with any process or paper by registered mail or by personal service within or without the State of Florida and Palm Beach County in accordance with applicable law. Furthermore, each of Seller and Purchaser waive and agree not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.

Section 7.18 Severability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser or Seller shall not discharge or relieve the other from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the State of Florida, without giving effect to any state's conflict of laws principles.

Section 7.19 Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. OTHER THAN AS SET FORTH IN THIS AGREEMENT, EACH OF SELLER AND PURCHASER FURTHER WAIVE THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.20 Radon Gas Disclosure. The following notification is provided under Section 404.056(5), Florida Statutes: "Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department."

Section 7.21 1031 Exchange. Purchaser and Seller agree that any party may elect to structure the conveyance of the Property as an exchange pursuant to Section 1031 of the Code. If such an exchange is elected by such party (the "**Electing Party**"), the Electing Party will assume all costs and expenses, including attorneys' fees, incurred in connection with such election to structure the transaction as an exchange in accordance with Section 1031 of the Code. Seller and Purchaser agree that, at the request of the Electing Party, each will execute such agreements and other documents as may be necessary, in the reasonable opinion of respective counsel for the parties, to complete and otherwise effectuate any exchange in accordance with Section 1031 of the Code. The Electing Party agrees that it will indemnify and hold the other party(ies) harmless in connection with any actual loss, cost or damages suffered by such other party concerning or arising out of such exchange or deferred exchange, which indemnification shall survive the closing hereof. Purchaser and Seller acknowledge and confirm that the terms and provisions of this Section shall apply to any "reverse exchange" made or undertaken by either party pursuant to I.R.S. Rev. Proc. 2000-37 (or any other term or provision of the Code or any regulations promulgated thereunder), as well as any other exchange made pursuant to Section 1031 of the Code.

Section 7.22 Confidentiality. This Agreement is entered into by the Purchaser and Seller on the condition, and subject to the covenants, that Purchaser shall not disclose the existence of (i) this Agreement and its terms, (ii) any information contained in the Seller Documents or any other documentation provided by Seller or Tenant to Purchaser in connection with this Agreement or (iii) identified by Purchaser as a result of the Investigations of the Property, to any person, except on a strictly confidential basis to their contractors, directors, officers, Affiliates, employees, attorneys, accountants, consultants, prospective lenders, and advisors who are directly involved in the performances required under this Agreement, investors and potential investors, and except as is necessary to comply with applicable law, required by court or administrative agency order, or is regarding information already in the public domain. The parties shall not make, and shall use their best efforts to ensure that the foregoing third parties do not make, any public announcement of this Agreement without the prior consent of Purchaser and Seller, which consent may be withheld by either party in its sole and absolute discretion, unless such public announcement is necessary to comply with applicable law, required by court or administrative agency order, or is information already in the public domain.

Section 7.23 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

Section 7.24 Exhibits Incorporated By Reference. All exhibits attached to this Agreement are incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

PONTUS NET LEASE ADVISORS, LLC,
a Delaware limited liability company

By: ______________________________
Name: ____________________________
Title: _____________________________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SELLER:

ETHEMA HEALTH CORPORATION, a Colorado corporation

By: ______________________

Name: Shawn Leon

Title: President

Title Company hereby executes this Agreement only to acknowledge the provisions as applicable to it.

FIRST AMERICAN TITLE INSURANCE COMPANY

____
Name: ________________________________
Its: __________________________________

Dated: _________________________

Schedule A: Defined Terms

Exhibits:

A: The Property
B: Deed
C: Non-Foreign Seller Certificate
D: Assignment and Assumption Agreement

SCHEDULE A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

"*Additional Title Objection*" has the meaning set forth in Section 2.01(d)(ii).

"*Affiliate*" or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

"*Business Day*" means a day on which banks located in West Palm Beach, Florida, are not required or authorized to remain closed.

"*Closing*" shall have the meaning set forth in Section 3.01.

"*Closing Date*" means the date specified as the closing date in Section 3.01.

"Due Diligence Expenses" has the meaning set forth in Section 1.05.

"*Effective Date*" has the meaning set forth in the introductory paragraph of this Agreement.

"*Environmental Liens*" means all Liens (excluding Permitted Encumbrances) imposed pursuant on the Property pursuant to any Hazardous Materials Law, except for such deed restrictions and institutional controls utilized in connection with any required remediation of Hazardous Materials at the Property.

"*Governmental Authority*" means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"*Guarantor*" means Shawn Leon.

"*Guaranty*" has the meaning set forth in Section 1.03.

"*Hazardous Materials*" includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants", "pollutants", or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980,

as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; and (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"*Hazardous Materials Laws*" includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

"*Insolvency Event*" means (a) a Person's (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

"*Inspection Period*" means the time period commencing on the Effective Date and ending at 5:00 Pacific Time on that date which is the later of (i) ten (10) business days following receipt of the Seller Documents, and (ii) thirty (30) days following the Effective Date.

"*Inspections*" has the meaning set forth in Section 2.08(a).

"*Lease Agreement*" has the meaning set forth in Section 1.03.

"*Legal Requirements*" has the meaning set forth in Section 4.01(e).

"*Letter of Intent*" means that certain Letter of Intent dated May 4, 2023 between Purchaser and Seller, with respect to the Transaction, and any amendments or supplements thereto.

"*Lien*" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

"*Losses*" means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys' fees, court costs and costs incurred in the investigation, defense and settlement of claims).

"*Memorandum of Lease*" has the meaning set forth in Section 5.01(a)(iii).

"*Net Proceeds*" means the Purchase Price less any costs, expenses, prorations, Transaction Costs, and other fees and expenses required to be paid by Seller in connection with the Transaction.

"*Non-Foreign Seller Certificate*" has the meaning set forth in Section 5.01(a)(vi).

"*Notices*" has the meaning set forth in Section 7.03.

"*OFAC List*" means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

"*Permitted Encumbrances*" means (a) the lien of any real estate taxes not yet due and payable, and (b) the Lease Agreement.

"*Person*" means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

"*Property*" has the meaning set forth in Section 1.01.

"*Purchase Price*" means the amount specified in Section 1.02.

"*Purchaser Default*" has the meaning set forth in Section 6.03.

"*Regulated Substances*" means "petroleum" and "petroleum-based substances" or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable.

"*Seller Default*" has the meaning set forth in Section 6.01.

"*Seller Documents*" has the meaning set forth in Section 2.02.

"*Tenant*" means Ethema Health Corporation, a Colorado corporation, in its capacity as tenant under the Lease Agreement.

"*Title Commitment*" has the meaning set forth in Section 2.01(a).

"*Title Objection*" has the meaning set forth in Section 2.01(d)(i).

"*Title Policy*" has the meaning set forth in Section 2.01(a).

"*Transaction*" has the meaning set forth in Section 1.01.

"*Transaction Documents*" means this Agreement, the Lease Agreement, the Memorandum of Lease, the Guaranty, the Deed, the Non-Foreign Seller Certificate, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by the Title Company.

EXHIBIT A

THE PROPERTY

Approximately 0.21 acres of land, all land and building improvements, and all building equipment located at 950 Evernia Street, West Palm Beach, Florida

EXHIBIT B

DEED

THIS INSTRUMENT PREPARED BY AND RETURN TO:

____
____
____
____

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made this ____ day of _______________, 20__ by ___________________, a ______________________ ("Grantor"), whose address is ____, to and in favor of ___________________, a ______________________, whose address is ____ ("Grantee").

W I T N E S S E T H :

That the Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, to it in hand paid, the receipt whereof is hereby acknowledged, by these presents do grant, bargain, sell, alien, remise, release, convey and confirm unto the Grantee, its successors and assigns forever, all of that certain parcel of land lying and being in the County of Palm Beach, State of Florida, as more particularly described on the Exhibit A attached hereto (the "Property").

TO HAVE AND TO HOLD the Property, together with the improvements thereon and the rights, easements, privileges and appurtenances thereunto belonging or appertaining, unto Grantee, its successors and assigns, in fee simple forever.

AND Grantor hereby covenants with Grantee that Grantor is lawfully seized of the land in fee simple; that Grantor has good right and lawful authority to sell and convey the land; that Grantor does hereby fully warrant title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor, but against none other; and that the land is free of all encumbrances, except taxes for the year 2023 and all subsequent years, and easements, restrictions and reservations of record (provided, however, that reference thereto shall not serve to re-impose the same).

[Signature Page Follows.]

IN WITNESS WHEREOF, Grantor has caused these presents to be duly authorized in its name and by those thereunto duly authorized, the day and year first above written.

Witnesses:

____________________, a
____

Name: ______________________________
Print Name: __________________________

By: ________________________________
Name:______________________________
Its:________________________________

Name: ______________________________
Print Name: _________________________

STATE OF ______________________
COUNTY OF ____________________

The foregoing instrument was acknowledged before me, by means of [___] physical presence or [___] online notarization, this ____ day of __________, 2023, by ____________________, the ________________ of __________________, a _____________________, on behalf of the __________________. He/She either [____] is personally known to me or [____] has produced ________________________ as identification.

____
Name:_______________________________________
Notary Public, State of _____________________
My Commission Expires: __________________
Commission Number: _____________________

[Notary Seal]

EXHIBIT C

NON-FOREIGN SELLER CERTIFICATE

STATE OF ____________________)
) ss:
COUNTY OF ____________________)

______________________________, a ________________ ("Seller") is a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the regulations promulgated under the IRC. ____________________, a Delaware limited liability company ("Transferor") as owner of the Property, hereby executes this Certification of Non-Foreign Status to inform the below transferee, that withholding of tax is not required upon the disposition of a U.S. real property interest by Transferor. Transferor hereby certifies the following to the transferee listed below:

1. That Transferor's office address is ________________________.

2. That the United States taxpayer identification number for the Transferor is ____________________________.

3. That Transferor is not a "foreign person" as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the "Code").

3. That Transferor is not a disregarded entity as defined in § 1.1445 2(b)(2)(iii) of the regulations promulgated under the Code.

This affidavit is given to __________________________, a ________________, the transferee of the Property, for the purpose of establishing and documenting the nonforeign affidavit exemption to the withholding requirement of Section 1445 of the Code. Transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, Transferor declares that the undersigned has examined this certification and, to the best of the undersigned's knowledge and belief, it is true, correct and complete and that the undersigned has authority to sign.

[________________________________**]**, a
[________________**]**

By: ________________________
Name: ________________________
Title: ________________________

Subscribed and sworn to before me this _____ day of ______________________, 2______.

Notary Public: ____________________________ (SEAL)
My Commission Expires: ____________________

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF COMMERCIAL CONTRACT (this "Assignment") is entered into as of _______________, 2023 (the "Effective Date"), by **ETHEMA HEALTH CORPORATION**, a Colorado corporation ("Assignor"), and **PONTUS NET LEASE ADVISORS, LLC**, a Delaware limited liability company ("Assignee").

RECITALS:

A. Assignor is the Buyer and Evernia Station Limited Partnership, a Florida limited partnership, is the Seller under that certain Commercial Contract dated as of September 30, 2022, as amended pursuant to that certain Addendum to Commercial Contract dated September 30, 2022, that certain Addendum No. 2 to Commercial Contract dated September 20, 2022, that certain Third Addendum to Commercial Contract dated February 2, 2023, and that certain Fourth Amendment to Commercial Contract dated May 17, 2023 (the "Agreement"), pursuant to which Assignor has agreed to purchase the Property described therein located at 950 Evernia Street, West Palm Beach, Florida (the "Property").

B. Assignor desires to assign to Assignee all of Assignor's rights, obligations and interests under the Agreement, and Assignee wishes to assume all of the rights, obligations and interests of Assignor under the Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Recitals. The Recitals are true and correct and are incorporated herein by reference.

2. Assignment. Assignor hereby assigns, transfers and sets over unto Assignee all of Assignor's right, title, interest, and all of Assignor's duties, obligations and liabilities under the Agreement arising or accruing from and after the date hereof.

3. Assumption of Obligations. Assignee expressly assumes all of the right, title, interest, duties, obligations and liabilities of Assignor under the Agreement arising or accruing from and after the date hereof.

4. Further Assurances. Assignor agrees to execute and deliver such other assignment, affidavits, instruments or certifications as Assignee or Seller reasonably may request as necessary or appropriate to fully consummate the assignment contemplated in this Assignment.

5. Governing Law. This instrument shall be governed by and construed in accordance with the internal laws of the state of Florida.

6. Binding Effect. This instrument shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the Effective Date.

ASSIGNOR:

ETHEMA HEALTH CORPORATION, a Colorado corporation

By: ______________________________
Name: ______________________________
Its: ______________________________

ASSIGNEE:

PONTUS NET LEASE ADVISORS, LLC, a Delaware limited liability company

By: ______________________________
Name: ______________________________
Its: ______________________________